Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2023, with respect to the financial statements and financial highlights and related notes of the ON Fidelity Institutional AM® Equity Growth Portfolio (formerly ON Janus Henderson Forty Portfolio) (a Portfolio of the Ohio National Fund, Inc.), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

July 26, 2023